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Exhibit 14

FURNITURE BRANDS INTERNATIONAL, INC.

CODE OF CORPORATE CONDUCT

        The following are principles of conduct to which each director, officer and employee (employee) of Furniture Brands International, Inc. and subsidiaries (the Company) is expected to adhere in order to assure that the Company conducts itself in a manner consistent with its obligations to the stockholders and to society:

GENERAL INTEGRITY

        The Company values its reputation for integrity. We believe that honesty is not subject to criticism anywhere. Accordingly, even though standards of ethics may vary in different business environments, honesty and integrity should characterize our business activity everywhere.

COMPLIANCE WITH LAWS AND REGULATIONS

        The Company must compete vigorously in order to maximize profits, but must at the same time do so in strict compliance with all laws and regulations applicable to our activities. No employee should at any time take any action on behalf of the Company which he or she knows or reasonably should know violates any applicable law or regulation. In some instances, laws and regulations may be ambiguous and difficult to interpret. Management should seek legal advice from the Law Department when necessary in complying with this policy of observance of all laws and regulations.

POLITICAL CONTRIBUTIONS

        Except as may be authorized by the Company's Board of Directors, direct or indirect political contributions by the Company of money, goods or services are not to be made. While individual participation in the political process is proper and is encouraged by the Company, an employee's contribution must not be made, or even appear to be made, directly or indirectly with Company funds, or be reimbursed from Company funds. Nor should an employee's selection of a candidate or of a party be or seem to be, coerced by the Company.

BUSINESS RECORDS

        Employees must act to ensure clear, concise, timely, truthful and accurate reporting of Company information. No undisclosed or unrecorded fund or asset of the Company shall be established for any purpose. No false or artificial entries shall be made in the books and records of the Company for any reason, and no employee shall engage in any arrangement that results in such prohibited acts. No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting the payment.

        All employees must comply with Company policies, procedures and controls. Accounting and financial reporting of actual transactions and forecasts must follow the Company's accounting policies as well as all applicable generally accepted accounting principles and laws.

IMPROPER PAYMENTS AND PROTECTION AND USE OF COMPANY ASSETS

        All employees shall protect the Company's assets and ensure their efficient use. All Company assets shall be used for legitimate business purposes. The unauthorized use of any funds or property of the Company for any unlawful or improper purpose or for personal gain or benefit is prohibited.

        Bribery or the improper giving of money or anything else of value in an attempt to influence the action of a public official is prohibited. No employee is authorized to pay or receive any bribe or to make or receive any other illegal payment on behalf of the Company. This prohibition extends to payments to or from consultants, agents or intermediaries when the employee has reason to believe that some part of the payment or "fee" will be used for a bribe or to influence government action.

        Payments (other than for the legitimate purchase of a product) or the giving or receiving of a gift of other than token or nominal value to or from suppliers or customers or their agents, employees or fiduciaries may constitute a commercial bribe, which may also be a violation of the law. Commercial bribery is prohibited and no employee may engage in such bribery on behalf of the Company.

CONFLICTS OF INTEREST

        An employee's primary duty is to act at all times in the best interests of the Company to the best of his or her ability. To avoid conflicts of interest, the following general rules are to be observed:

1.     OWNERSHIP OR FINANCIAL INTEREST IN OTHER BUSINESSES

        No employee or employee's relative or in-law shall compete with the Company. In addition, employees' business dealings on behalf of the Company shall not be influenced, or appear to be influenced, by personal or family interests. All potential conflict of interest situations must be disclosed by employees and resolved by the Company, including, without limitation, situations in which an employee or their close relative:

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  directly or indirectly receives a benefit from or has a financial interest in a competitor, supplier or customer of the Company;

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  has an individual or family interest in a transaction with the Company;

regardless of whether the relationship is regarded by the employee as fair or unfair to the Company and regardless of whether the employee acts in good faith or bad faith (Ownership of 1% or less of the outstanding shares of capital stock of any corporation whose shares are traded on a national exchange would ordinarily not be considered a conflict of interest.)

2.     CORPORATE OPPORTUNITIES

        No employee shall (a) benefit personally from opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information or position for personal gain; or (c) compete with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

3.     USE OF INSIDE INFORMATION

        The Company obeys all laws designed to protect the investing public with respect to disclosure of material information. Information is considered material if it would be expected to affect a reasonable investor's decision to buy, sell or hold Furniture Brands stock. Examples would be a significant upward or downward revision of earnings forecasts, a significant restructuring change, a major management change, or a significant acquisition or divestiture. Employees should not effect any transaction in the securities of the Company (including exercising stock options) or another company involved with Furniture Brands while they have material nonpublic information about Furniture Brands or the other company.

        Employees should not disclose material nonpublic information to anyone (including family members and other employees of the Company), except where disclosure is needed to enable the Company to carry on its business, and there is no reason to believe - because of an agreement or otherwise - that the information will be misused or improperly disclosed by the recipient. Within Furniture Brands, employees should only discuss or disclose material nonpublic information in the ordinary course of business and when they have no reason to believe that the information will be misused or improperly disclosed by the recipient.

        No employee should purchase or sell securities, or advise or in any way encourage anyone else to purchase or sell securities, on the basis of material nonpublic information. If an employee transmits material nonpublic information to any other person who acts upon it, both the employee and the Corporation, or either of them, could be liable for the action of such other person.

4.     ACCEPTANCE OF GIFTS AND ENTERTAINMENT

        No employee shall accept any gift, favor, loan, payment or other special benefit or treatment of any kind having a value in excess of $100 (per maximum allowable IRS tax deduction) or excessive entertainment from any existing or potential supplier or customer of the Company. Mature discretion should be exercised.

        Any questions or requests for a waiver concerning specific situations of possible conflicts of interest shall be submitted in writing to the office of the Corporate Secretary for determination by the Audit Committee of the Board of Directors of the Company.

CONFIDENTIAL INFORMATION

        Employees shall maintain the confidentiality of information entrusted to them by the Company, its business partners, suppliers, customers or others related to the Company's business. Employees must not disclose to others (except when disclosure is authorized by the Company or legally mandated) or use (except pursuant to their employment duties) any confidential information, knowledge, or data whether during or after employment. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. Failure to adequately protect this corporate information could lead to the loss of highly confidential data that may place the Company at a disadvantage in the marketplace.

FAIR DEALING

        Each employee shall endeavor to deal fairly and in good faith with the Company's customers, shareholders, employees, suppliers, regulators, business partners and competitors. No employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

DISCOVERY OF VIOLATIONS OF POLICY CONCERNING CORPORATE RESPONSIBILITY AND INTEGRITY

        Discovery of events of questionable or fraudulent or illegal nature which are in violation of Company policy should be reported to the office of the Corporate Secretary. The Company maintains a Code of Corporate Conduct hotline (1-888-899-4999) that can be used to report suspected violations of the Code. Reports to the Code hotline may be made anonymously. Confidentiality for those who report will be maintained to the extent possible. The Company forbids retaliation against employees who report violations of this Code of Corporate Conduct. If such instances are identified with persons at high levels within the Company, the matter should be reported to the Chairman of the Audit Committee of the Board of Directors. Any waiver of this Code for executive officers or directors may be made only by the Audit Committee of the Board of Directors and must be promptly disclosed to shareholders. The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination.

REPORTING COMPLIANCE WITH POLICY

        Each member of management of the Company and of each operating division and subsidiary shall prepare a letter annually for submission to the Audit Committee of the Board of Directors of the Company, which shall affirm a knowledge and understanding of the foregoing policy and shall report any transactions or events where it might appear to an outsider that this policy has not been observed. These statements will be reviewed by the Audit Committee and any deviations from policy shall be reported to the Chairman of the Board of Directors.

January, 2007

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  Exhibit 14
FURNITURE BRANDS INTERNATIONAL, INC. CODE OF CORPORATE CONDUCT